Exhibit 99.1

Contact: Jessica Windell
BAM Communications
C: 661-733-0815
Jessica@bamcommunications.biz

FOR IMMEDIATE RELEASE

Fresh Healthy Vending, International Inc. Appoints Mark Cole as New Chief Financial Officer

Cole brings close to 25 years of financial leadership experience

San Diego, Calif. – (February 18, 2014) – Fresh Healthy Vending International, Inc. (OTC Markets: VEND), North America's leading healthy vending franchisor, announced today its appointment of Mark Cole as the company’s chief financial officer, effective February 18, 2014.

Bringing close to 25 years of experience in financial leadership, Cole has served in an interim capacity as Fresh Healthy Vending’s VP of finance for the past four months. Signing on as the new CFO, Cole will manage financial oversight and planning, investor relations and will assist with other general corporate, administrative, human resources and IT responsibilities.

“Coming from a storied company like Crocs, which grew from $100 million to over $854 million in just two years, we knew Mark would be an exceptional addition to the Fresh Healthy Vending team,” said Alex Kennedy, CEO of Fresh Healthy Vending. “We are confident that Mark’s many years of leadership experience in the financial industry will be a valuable asset to the company as we aim to achieve our goals for rapid domestic and international market penetration."

After receiving a bachelor’s degree in business administration from San Diego State University, Cole spent eight years as an audit professional with “Big 4” public accounting firms and later served as managing director for the CPA firm Cole and Company. His experience in the private sector includes serving as vice president and corporate controller for Crocs, Inc., a hyper-growth designer and manufacturer of footwear, and Ashworth, Inc., a designer and manufacturer of apparel for the golf market. In addition, he has served as a director for Westbridge Research Group since 2005.

Entering into this new role, Cole also brings valued experience in mergers and acquisitions, capital financing, turnarounds and strategic planning.

Exhibit 99.1

“I came onto the Fresh Healthy team in an interim capacity as the VP of finance because I wanted to understand the business and its prospects for monetizing the healthy vending opportunity,” said Cole. “After four months with the company, I’ve concluded that the Fresh Healthy Vending business is well positioned to expand its market share and further establish its brand as the leader in this rapidly growing market segment of the vending industry. I feel genuinely honored to be joining such a forward-thinking and hands-on corporate team.”

For more information on Fresh Healthy Vending, the franchise program, or to receive a free healthy vending machine in your school or business, visit www.freshvending.com  or call toll free 888-902-7558.

About Fresh Healthy Vending

Fresh Healthy Vending, based in San Diego, California, is North America’s leading healthy vending franchisor. Fresh Healthy Vending pioneered the concept of vending machines stocked with tried-and-tested fresh, healthy snack options and capitalizes on a growing market of health conscious consumers. The company has appointed more than 205 franchisees throughout the United States, Canada, Puerto Rico and the Bahamas and is looking to partner with like-minded entrepreneurs who share its vision.

The company offers three different machines: The Healthy Vending Combo snack and drink machine, Healthy Vending Café that brews gourmet hot beverages in less than 40 seconds and the brand new Healthy Vending Touch-the only 46” 3D interactive touch screen vending machine.

The company has more than 2,300 machines installed in schools, universities, hospitals, community centers, military bases, airports, fitness facilities, YMCAs, libraries and many other types of locations.

Fresh Healthy Vending believes that it is currently the only vending company providing a comprehensive integrated business model that:

  Has an integrative focus on securing qualified locations for vending machine placement on behalf of franchisees
  Has an in-house products department which creates specialized menus specific to each location
  Has a corporate owned machine division that serves as a “test-kitchen” to provide an independent revenue stream
  Provides franchisees with best practices obtained and enhanced by experience of directly operating machines and managing routes
  Delivers a one of a kind franchise coaching program to assist franchisees with developing their healthy vending business using the company’s Steps to Success Program

Fresh Healthy Vending’s stock is traded through the OTC Markets, Symbol: VEND.

For more information on Fresh Healthy Vending, the Franchise Program, or to receive a free healthy vending machine in your school or business, visit www.freshvending.com  or call toll free 888-902-7558.

Exhibit 99.1

Cautionary note on forward-looking statements

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that expectations are based upon reasonable assumptions, there can be no assurances that goals, results and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. In addition to statements, which explicitly describe risks and uncertainties, readers are urged to consider statements labeled with such terms as "believes," "belief," "expects," "intends," "feels, “anticipates," or "plans" to be uncertain and forward-looking. More detailed information on these and additional factors that could affect Fresh Healthy Vending's actual results are described in Fresh Healthy Vending's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended June 30, 2013 and those referenced in its Form 10-Q filed for the quarterly periods ended September 30, 2013 and December 31, 2013. All forward-looking statements in this news release speak only as of the date of this news release and are based on Fresh Healthy Vending's current beliefs and expectations. Fresh Healthy Vending undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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